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                                                                   Exhibit (p22)

                                 CODE OF ETHICS
                                       FOR
                         K.G. REDDING & ASSOCIATES, LLC

                                   MARCH 2003

     It is important to remember at all times that the interests of our clients, as well as shareholders of the funds for which we act as investment adviser or subadviser, must come first. Accordingly, all personal securities transactions must be conducted in a manner consistent with our business by avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility. This Code of Ethics ("Code") is designed to contain provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any conduct prohibited by Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "1940 Act"). This Code should be read in conjunction with the Policy Statement and Procedures Designed to Detect and Prevent Insider Trading of K.G. Redding & Associates, LLC, as updated from time to time.

A.   Definitions.

     1. "Access Person" means:

          (a) any director, trustee, officer, general partner or Advisory Person of a Fund; and

          (b) any director, limited liability company manager, officer, general partner or Advisory Person of the Adviser who, with respect to any Client, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Securities being made by the Adviser to Clients.

     2. "Adviser" means K.G. Redding & Associates, LLC.

     3. "Advisory Person" means:

          (a) any employee of a Fund or of the Adviser (or of any company in a control relationship to a Fund or the Adviser), who, in connection with his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of Securities by Clients, or whose functions relate to the making of any purchase or sale recommendations; and

          (b) any natural person in a control relationship to the Adviser or a Fund who obtains information concerning recommendations made to Clients with regard to the purchase or sale of a Security.

     4. A Security is "being considered for purchase or sale by a Client" (i) when a recommendation to purchase or sell a Security has been made and communicated to a Client and (ii) with respect to the person making the
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                                                                   Exhibit (p22)


recommendation, when such person seriously considers making such a recommendation or intends to make such a recommendation, or when such person has acted so as to convey an indication to another person that a Security is under such serious consideration or that such person has an intention to make a purchase or sale recommendation with respect thereto; nevertheless, a Security is not "being considered for purchase and sale by a Client" solely by reason of that Security being subject to normal review procedures applicable to portfolio Securities of a Client or normal review procedures which are part of a general industry or business study, review, survey or research or monitoring of securities markets.

     5. "Beneficial ownership" means an interest held by a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security. A person may have an indirect pecuniary interest in Securities held by, among others, a family member sharing the same household and a partnership of which such person is a general partner. A person may also be deemed to have an indirect pecuniary interest in a Security by holding derivative securities or rights with respect to the Security and in other similar circumstances.

     6. "Client" means any person or entity which has an advisory account with the Adviser, including any Fund advised or subadvised by the Adviser.

     7. "Compliance Officer" means any person designated by the Adviser to oversee compliance with this Code. In the event such designated Compliance Officer's conflict, unavailability or inability to act, any officer or manager of the Adviser not involved in the proposed transaction may serve as the Compliance Officer.

     8. "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. A person who directly or indirectly owns beneficially more than 25% of the voting Securities of a company shall be presumed to control such company.

     9. For purposes of the prohibitions in Section B of this Code on purchases and sales of certain Securities, "directly or indirectly" shall be deemed to include within such prohibitions any transaction involving (a) any other Securities of the same issuer, and (b) any derivative security or other instrument (including options and futures contracts) relating to the same Security or any other Security of the same issuer.

     10. "Fund" means an investment company registered under the 1940 Act for which the Adviser serves as an investment adviser or subadviser.

     11. "Independent Director" of a Fund or of the Adviser means a person who would not be deemed an interested person of such Fund (as defined under Section 2(a)(19)(A) of the 1940 Act) or an interested person of the Adviser (as defined under Section 2(a)(19)(B) of the 1940 Act) for any reason other than the fact that the person (a) is a director or trustee of such Fund or a limited liability company manager of the Adviser or (b) knowingly has any direct or indirect beneficial interest in securities issued by such Fund or by the Adviser. Furthermore, with respect to the Adviser, an Independent Director can have no involvement in the Adviser's day-to-day operations.
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     12. "Purchase or sale of a Security" includes, among other things, the purchase, sale or other transaction involving an option, futures contract or similar derivative instrument relating to a Security.

     13. "Real Estate Securities" means Securities of publicly-traded companies principally engaged in the real estate industry. A company is considered to be "principally engaged in the real estate industry" if, in the opinion of the Adviser, at least 50% of its revenue, or at least 50% of the market value of its assets, is attributable to the ownership, construction, management or sale of residential, commercial or industrial real estate. Companies principally engaged in the real estate industry may include, among others, equity and mortgage real estate investment trusts (REITs), real estate operating companies (REOCs), real estate master limited partnerships, and real estate brokers and developers. The definition of Real Estate Securities shall be interpreted in light of any current prospectus of a Fund in effect at the time of any proposed transaction.

     14. "Security" means any note, stock, bond, debenture, investment contract, mineral interest, option contract or index and all other interests or instruments commonly known as a "security", except that it does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements), and shares issued by open-end Funds.

B.   Prohibited Actions.

     1. General Prohibition on Unlawful Actions. No Access Person, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Client, shall:

          (a)  employ any device, scheme or artifice to defraud any Client;

          (b) make any untrue statement of a material fact to any Client or omit to state a material fact necessary in order to make the statements made to any Client, in light of the circumstances under which they are made, not misleading;

          (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Client; or

          (d)  engage in any manipulative practice with respect to any Client.

     2. Prohibited Purchases and Sales. No Access Person shall, directly or indirectly, purchase or sell any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest and which to his or her actual knowledge at the time of such purchase or sale:

          (a)  is being considered for purchase or sale by or for any Client;

          (b) is the subject of a pending buy or sell order by any Client or is programmed for purchase or sale by or for any Client; or
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                                                                   Exhibit (p22)


          (c) was purchased or sold by or for any Client within the three (3) calendar day period preceding or following the purchase or sale by such Access Person.

As of the date of this Code, the Adviser primarily gives investment advice to Clients relating to Real Estate Securities. The Compliance Officer or designee may grant waivers of the prohibitions or limitations of this section of the Code upon prior written application by an Access Person, if a determination can be made that the Access Person's proposed transaction is reasonable and not harmful to or otherwise affecting any Client's interests or the market for such Security. In reaching such a determination, the time period between transactions, the normal trading volume for the Security and the respective size of the transactions of the Client(s) and Access Person shall be considered.

     3. Pre-Approval of Real Estate Securities, IPOs, and Limited Offerings. No Advisory Person shall acquire, without the prior written approval of the Compliance Officer, any direct or indirect beneficial ownership in:

          (a)  any Real Estate Securities;

          (b)  any Securities in an initial public offering (an "IPO"); or

          (c)  any Securities in a limited offering (e.g., private placement).

Approval of purchases and sales of these types of Securities will be granted only in extraordinary circumstances which will be assessed on a case-by-case basis. In reviewing requests for approval of a transaction by an Advisory Person involving such Securities, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such Advisory Person by virtue of his or her position with a Fund or the Adviser.

     An Advisory Person who has been authorized to acquire Securities in a limited offering shall be required to disclose such investment whenever that Advisory Person plays a part in a Fund's or the Adviser's subsequent consideration of an investment in the issuer.

     The Compliance Officer will maintain a record of any decision, and the reasons supporting such decision, to approve the acquisition of Real Estate Securities or Securities in an IPO or a limited offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

C.   Exempted Purchases and Sales.

     The prohibitions of Section B this Code, other than the general prohibitions of B.1, shall not apply to:

     1. Absence of Investment Power. Purchases or sales of Securities effected in any account over which the Access Person has no direct or indirect influence or control.

     2. Involuntary Transactions. Purchases or sales of Securities which are non-volitional on the part of either the Access Person or a Client.
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                                                                   Exhibit (p22)


     3. Dividend Reinvestment. Purchases which are part of an automatic dividend reinvestment plan.

     4. Pro Rata Rights. Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     5. Funds, Employee Benefit Plans and Private Investment Vehicles. Purchases or sales effected for any account of a Fund, employee benefit plan or private investment vehicle, such as limited partnerships or limited liability companies, in which any Access Person is among the investors, provided that such purchases or sales are made in accordance with the Adviser's aggregation policies.

     6. Systematic Investment Plan. Purchases effected through a systematic investment plan involving automatic investment of a predetermined amount on predetermined dates, provided such plan receives the prior written approval of the Compliance Officer.

     7. Exemption for Municipal Securities, UITs, and Blue Chip Securities. Purchases and sales, or series of related transactions, involving less than $50,000 of:

          (a)  municipal securities;

          (b) unit investment trusts and unit investment trust hybrids (such as WEBs and SPYDERs); or

          (c) Securities of a company listed either on a national securities exchange or traded over the counter and having a market capitalization exceeding $5 billion.

A series of transactions in the Securities of a company shall be deemed to be related if occurring within seven days and shall be deemed not to be related if occurring more than 14 days apart. The foregoing exemption shall not apply to Real Estate Securities, or to unit investment trusts, or hybrids thereof, that make substantial investments in Real Estate Securities.

D.   Gifts.

     Advisory Persons are prohibited from accepting any gift or thing of more than de minimis value from any person or entity that does business with or on behalf of the Adviser or a Fund. The Compliance Officer should be consulted prior to acceptance of any gift or thing with a value of more than $100.

E.   Service as a Director.

     Advisory Persons are prohibited from serving on the boards of directors of publicly-traded companies if, in the determination of the Compliance Officer, such service is inconsistent with the interests of a Fund and its shareholders. If the Compliance Officer has approved such service by an Advisory Person, that Advisory Person shall be isolated, through so-called "Chinese Wall" procedures, from persons making investment decisions with respect to such issuer.
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                                                                   Exhibit (p22)


F.   Reporting.

     1. Initial and Annual Reports by Access Persons. Each Access Person shall:

          (a) provide an initial report of all personal holdings of Securities within 10 days of becoming an Access Person; and

          (b) provide an annual report of all personal holdings of Securities as of December 31 (or other date acceptable to the Compliance Officer) within thirty days of such date.

     Such reports shall be made on a form supplied by the Compliance Officer. As discussed in Section F.5(b) below, Independent Directors of a Fund or of the Adviser are subject to an exception from the reporting requirements of Sections F.1, F.2, F.3 and F.4.

     2. Duplicate Confirmation Statements for Access Persons. Each Access Person shall instruct any broker, dealer or bank with or through whom a Security transaction is effected in which such Access Person has, or by reason of such transaction acquires or sells, any direct or indirect beneficial ownership in such Security, to furnish the Compliance Officer duplicate copies of transaction confirmations and statements of account at the same time such confirmations and statements are sent to the Access Person.

     3. Quarterly Reporting by Access Persons. Within 10 days after the end of each calendar quarter, each Access Person shall report to the Compliance Officer all Securities transactions taking place during the preceding calendar quarter in any account with respect to which the Access Person is a beneficial owner. Such quarterly reports may incorporate information relating to Security transactions from brokerage confirmation statements. If the Access Person did not execute any such transactions during the preceding calendar quarter, he or she shall report such fact to the Compliance Officer. Such quarterly reports shall be made on a form supplied by the Compliance Officer, which may incorporate duplicate confirmation statements.

     4. Opening Brokerage Accounts for Access Persons. Prior to the opening of an account for the purpose of executing Securities transactions, each Access Person (other than Independent Directors of a Fund or of the Adviser) shall obtain the written consent of the Compliance Officer.

     5. Exceptions to Reporting Requirements.

          (a) Non-Discretionary Accounts. No person shall be required to make a report with respect to any account over which such person does not have any direct or indirect influence or control.

          (b)  Independent Directors.

               (i) An Independent Director of a Fund or of the Adviser need not make reports regarding initial holdings, annual holdings, duplicate confirmations or opening brokerage accounts under Sections F.1, F.2 or F.4 above.
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                                                                   Exhibit (p22)


               (ii) With respect to quarterly transaction reports under Section
                    F.3 above, an Independent Director of a Fund or of the Adviser needs to report a transaction in a Security only if such Independent Director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as an Independent Director, should have known that during the 15-day period immediately before or after the date of the transaction by the Independent Director, the Fund purchased or sold the Security, or the Security was being considered for purchase or sale by the Fund or the Adviser.

     6. Disclaimer of Beneficial Ownership. Any report made under this Section D may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

G.   Enforcement and Sanctions.

     1. Penalties for Violations of this Code. Upon discovering or otherwise being informed of a violation of this Code, the officers or managers of the Adviser may impose such sanctions as deemed appropriate in light of the circumstances, including, without limitation, a letter of censure, a fine, and suspension or termination of the employment of the person involved in the violation.

     2. Violations of the Code With Respect to a Fund. Each violation of this Code which in any way relates to a Fund shall be reported to the board of directors of such Fund at or before the next regular meeting of the board. The board may impose sanctions in addition to those imposed by the Adviser.

     3. Violations of the Code Not Involving a Fund. In the event of a Code violation which does not in any way relate to a Fund, such violation will be reported to the Compliance Officer.

F.   Administration of the Code.

     1. Appointment of a Compliance Officer. The Adviser shall appoint a Compliance Officer and shall keep a record for five years of the persons serving as Compliance Officer and their dates of service.

     2. Administration of the Code. The Compliance Officer shall administer the Code and shall use reasonable diligence and institute procedures reasonably necessary to review reports submitted by Access Persons and to prevent violations of the Code.

     3. Record of Violations of the Code. The Compliance Officer shall maintain a record of all violations of the Code, and of any action taken as a result of the violation, which shall be maintained for five years in an easily accessible place.

     4. List of Access and Advisory Persons. The Compliance Officer shall prepare a list of the Access Persons and Advisory Persons, shall update the list as necessary, and shall maintain a record of former lists of Access Persons and Advisory Persons.
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                                                                   Exhibit (p22)


     5. Notice of Status as Access or Advisory Person. The Compliance Officer shall notify each Access Person and Advisory Person of his or her status, provide each with a copy of this Code, and obtain an acknowledgment from each of receipt of this Code.

     6. Notice of Amendments to the Code. Amendments to this Code shall be provided to each Access Person and Advisory Person, who shall acknowledge receipt thereof.

     7. Exemptions to the Code. The board of directors of a Fund may exempt any person from application of any section(s) of this Code, to the extent the exemption is permitted under Rule 17j-1 under the 1940 Act. A written memorandum shall specify the section(s) of this Code from which the person is exempted and the reasons for such exemption.

     8. Annual Report. Not less than once a year the Compliance Officer shall furnish to the board of directors of a Fund, and the respective board or committee shall consider, a written report that:

     (a) describes any issues arising under the Code since the last annual report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations (the annual report may incorporate by reference information included in any written reports previously presented to the boards); and

     (b) certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

     9. Changes to the Code. The board of directors of a Fund (including a majority of Independent Directors of such Fund) shall consider and determine whether to approve any material change to this Code at the next regular meeting of the Board after such change, but in no event more than six (6) months after such material change.

     10. Maintaining Copies of Versions of the Code. A copy of each version of the Code shall be maintained for five years in an easily accessible place.


This was last revised in March 2003.
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                                                                   Exhibit (p22)


                                 CODE OF ETHICS
                                 ACKNOWLEDGMENT

     I acknowledge that I have received a copy and read the Code of Ethics for K.G. Redding & Associates, LLC, dated March 2003. I understand my responsibilities under the Code of Ethics and agree to comply with all of its terms and conditions. I will retain a copy of the Code of Ethics for future reference.

Dated:
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Print Name


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Signature